CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 16, 2022, relating to the financial statements and financial highlights of Victory Sophus Emerging Markets VIP Series, Victory High Yield VIP Series, Victory RS International VIP Series, Victory RS Large Cap Alpha VIP Series, Victory 500 Index VIP Series and Victory RS Small Cap Growth Equity VIP Series (the “Funds”), each a series of Victory Variable Insurance Funds,  for the year ended December 31, 2021, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Disclosure of Portfolio Holdings” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

April 13, 2022